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                                                                   Exhibit 10.06

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Fisher Scientific International Inc., a Delaware corporation (the "Company") and Kevin P. Clark (the "Executive"), and dated as of the 2nd day of August, 2005.

1. TERM OF THE AGREEMENT.

This Agreement shall commence as of the date of this Agreement (the "Effective Date"). The Executive's services under Paragraph 2 shall commence on such date and end on December 31, 2007 or any earlier Date of Termination (as defined in Section 4(e)) (the "Initial Employment Period" and, together with any extensions thereof pursuant to the next sentence, the "Employment Period"). As of the last day of the Initial Employment Period and each anniversary thereof, unless either party hereto shall have given the other party sixty (60) days' advance notice that there shall be no further extensions pursuant to this sentence, the Employment Period shall be extended by an additional year. In the event of a Change in Control, as defined in Paragraph 6, this Agreement will remain in effect until the second anniversary of a Change in Control.

2. POSITION AND DUTIES.

During the Employment Period, the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned to the Executive on the day immediately preceding the Effective Date. The Executive's services shall be performed at the location where the Executive was employed on the day immediately preceding the Effective Date or any office or location less than fifty (50) miles from such location. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic, charitable, governmental or religious boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) participate in political activities and fundraising, and (d) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date
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shall not thereafter be deemed to interfere with the performance of the
Executive's responsibilities to the Company.

3. COMPENSATION.

      (a) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary of at least $375,000 ("Annual Base Salary"), which amount may be increased from time to time and which shall be paid in accordance with the Company's generally applicable payroll practices and policies, except that any portion of such base salary (taking into account any increase therein after the date hereof) that, if paid currently to Executive, would not be deductible by the Company due to the provisions of Section 162(m) of the Internal Revenue Code, shall be mandatorily deferred and paid to the Executive upon termination of employment for any reason. Any amounts mandatorily deferred pursuant to the immediately preceding sentence shall be credited to a book entry account for the Executive under a Company sponsored deferred compensation plan and the Executive shall have all rights and benefits as a participant in such plan, including the right to have deemed earnings credited on such deferred amounts in accordance with the term of such plan. During the Employment Period, the Annual Base Salary shall be reviewed at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. The Annual Base Salary can be reduced as part of a similar reduction which is applied to all similarly situated executives.

      (b) INCENTIVE, SAVINGS AND RETIREMENT PLANS GENERALLY. During the Employment Period, and without limiting the Executive's rights under Paragraph 3(c), the Executive shall be entitled to participate in and shall receive all benefits under all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company. Without limiting the generality of the foregoing (including the right of the Executive to participate in and receive all benefits under any short-term or special bonus or other incentive compensation opportunities), the target regular annual bonus opportunity made available to the Executive with respect to any calendar year after 2005 shall be at least equal to 100% of his Annual Base Salary for such year (the "Target Regular Annual Bonus"). No portion of the bonus payable to the Executive for any calendar year during the term of this Agreement shall be guaranteed, except as otherwise provided in Paragraphs 5 or 6.

      (c) WELFARE BENEFIT PLANS. During the Employment Period, the Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel


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accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company.

      (d) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in respect of his services to the Company in accordance with the policies, practices and procedures of the Company to the extent applicable generally to other peer executives of the Company.

      (e) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation and time off in accordance with the plans, policies, programs and practices of the Company in all respects to the extent applicable generally to other peer executives of the Company.

      (f) PERQUISITES. During the Employment Period, the Executive shall be entitled to receive perquisites in accordance with the policies, practices and procedures of the Company to the extent applicable generally to other peer executives of the Company.

4. TERMINATION OF EMPLOYMENT.

      (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Paragraph 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

      (b) CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

            (i) the willful and continued failure of the Executive to perform substantially the Executive's duties hereunder with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive


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      by the Vice Chairman or the Chief Executive Officer which specifically identifies the manner in which the Vice Chairman or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

            (ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.

Any act, or failure to act, based upon authority given by the Board, the direction of the Vice Chairman or the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, unless such authority, direction or advice is in violation of applicable law, regulation, Company policy or the Company's most current Code of Conduct.

      (c) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason at any time within ninety (90) days after the Executive first has actual knowledge of the occurrence of such Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

            (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Paragraph 2 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

            (ii) the Company's relocation of the Executive's principal place of employment to a location more than fifty (50) miles from the place of employment provided in Paragraph 2 hereof; or

            (iii) a material breach of this Agreement by the Company that remains uncured for a period of thirty (30) days following the Executive providing notice of such breach to the Company or any purported termination by the Company of the Executive's employment other than for Cause, or due to death or Disability.


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      (d) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which:

            (i) indicates the specific termination provision in this Agreement relied upon;

            (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

            (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).

In the event the Executive provides the Company with a Notice of Termination for Good Reason under Paragraph 4(c), the Company shall have thirty (30) days to cure the circumstances that the Executive alleges constitute Good Reason; and if so cured, no Good Reason shall be deemed to have occurred hereunder. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

      (e) DATE OF TERMINATION. "Date of Termination" means:

            (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be;

            (ii) if the Executive's employment is terminated by the Executive for Good Reason under Paragraph 4(c), the 30th day following the Company's receipt of the Notice of Termination, provided the circumstances that the Executive alleges constitute Good Reason have not been cured prior to such date;

            (iii) if the Executive's employment is terminated by the Executive for Good Reason after a Change in Control, the day the Company receives the Notice of Termination;

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            (iv) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination or any other later date so specified;

            (v) if the Executive's employment is terminated by the Executive other than for Good Reason, the date on which the Executive notifies the Company of such termination or such later date chosen by the Company within thirty (30) days of the date on which the Executive notifies the Company of such termination; and

            (vi) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

5. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

      (a) BY EXECUTIVE FOR GOOD REASON; BY THE COMPANY OTHER THAN FOR CAUSE OR DISABILITY. In partial consideration for the noncompetition covenants of the Executive pursuant to Paragraph 9(b) and in part as liquidated damages in lieu of the payments and benefits to which the Executive would have been entitled through the remainder of the Employment Period, if, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason, the Company shall pay to the Executive or his legal representative a lump sum in cash within thirty (30) days after the Date of Termination equal to the sum of the following amounts:

            (i) two (2) times the Executive's then current Annual Base Salary;

            (ii) the Executive's Annual Base Salary through the Date of Termination;

            (iii) any previous years' regular annual bonus, to the extent earned but not previously paid;

            (iv) any earned but unpaid previous years' Annual Bonus(es);

            (v) payment for any accrued vacation;

            (vi) the product of (x) the Target Regular Annual Bonus and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365; and


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            (vii) the Company shall pay the Executive or his legal
      representative any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) as provided by the terms of such deferred compensation plan or program (the "Deferred Compensation").

The sum of all of the amounts described in subparagraphs (ii), (iii), (iv), (v) and (vii) of this Paragraph 5(a) shall be hereinafter referred to as the "Accrued Obligations." Notwithstanding anything herein to the contrary, no payments shall be made or benefits provided to the Executive under Paragraph 5 or 6 unless the Executive shall have executed a release and waiver of claims in the form acceptable to the Company (the "Release") and the last day of any applicable revocation period ("Revocation Date") under such Release shall have expired.

      (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations to the Executive, his estate and/or beneficiaries.

      (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, except that the Executive shall be entitled to receive disability and other benefits at a level generally provided by the Company to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally for other peer executives and their families.

      (d) BY THE COMPANY FOR CAUSE. If the Executive's employment is terminated by the Company for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations.

6. CHANGE IN CONTROL.

      (a) For purposes of this Agreement, a "Change in Control" of the Company shall have the meaning in the Fisher Scientific International Inc. 2005 Equity and Incentive Plan, as that plan may be amended from time to time prior to any Change in Control.

      (b) TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL. Upon a termination of employment by the Executive for Good Reason (as defined in Paragraph 6(c) below) or by the Company without Cause, in each case within two
(2) years immediately following a Change in Control of the Company, then in lieu of any payments or benefits set forth in Paragraph 5 of this Agreement, the Executive shall be


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entitled to receive and the Company shall provide to the Executive those payments and benefits set forth in Paragraph 6(d) below. Notwithstanding anything in this Agreement to the contrary, if a Change in Control of the Company occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change in Control of the Company occurs, and if there is a reasonable basis that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control of the Company or (2) otherwise arose in connection with or anticipation of a Change in Control of the Company and in each of (1) and (2) a Change in Control occurs within one (1) year following the Executive's termination of employment as set forth in this Paragraph 6(b), then such termination of employment shall be treated as a termination of the Executive's employment following a Change in Control of the Company and the Executive shall be entitled to receive the compensation and benefits set forth in Paragraph 6(d).

      (c) The Executive may terminate Executive's employment for Good Reason at any time after a Change in Control either by resignation or by retirement (if eligible). For purposes of this Agreement, "Good Reason" after a Change in Control shall mean any of the following:

      (i) a material adverse change in the Executive's position, duties, or responsibilities with the Company as in effect immediately prior to a Change in Control of the Company;

      (ii) a reduction by the Company in the Executive's remuneration as in effect immediately prior to the time of a Change in Control of the Company, unless a similar reduction is applied to all similarly situated executives or the Company's failure to increase (within twelve (12) months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control of the Company in an amount similar to other similarly situated executives at the Company receiving an increase in base salary after the Change in Control;

      (iii) any failure by the Company to continue in effect any material plan or arrangement, including without limitation benefit and incentive plans, in which the Executive is participating immediately prior to the time of a Change in Control of the Company (hereinafter referred to as "Plans"), unless the Company provides for the Executive to participate in replacement benefit and incentive plans that are no less favorable in the aggregate than the Plans, or the taking of any action by the Company which would materially adversely affect the Executive's participation in or reduce the Executive's benefits under any such Plan or replacement plan or provide the Executive with less favorable fringe benefits in the aggregate as compared to those enjoyed by the Executive immediately prior to the time of a Change in Control of the Company;


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      (iv) the Executive's relocation to any place more than fifty (50) miles from the location at which the Executive performed Executive's duties immediately prior to the time of a Change in Control of the Company, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the time of a Change in Control of the Company;

      (v) any failure by the Company to provide the Executive on an annual basis with fewer than the number of annual vacation or paid leave days to which the Executive is entitled on an annual basis immediately prior to the time of a Change in Control of the Company;

      (vi) any material breach by the Company of any provision of this Agreement or any other material agreement with the Executive;

      (vii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

      (viii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 4(d), and for purposes of this Agreement, no such purported termination shall be effective.

      For purposes of this definition, none of the actions described in clauses
      (i) through (viii) above shall constitute "Good Reason" with respect to the Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within five
      (5) business days after receipt of written notice thereof given by the Executive.

      (d) SEVERANCE UPON TERMINATION FOLLOWING A CHANGE IN CONTROL. Upon a termination of employment as described in Paragraph 6(b), the Executive shall be entitled to receive and the Company shall provide to the Executive the following severance and benefits:

      (i) a lump sum payment, within five (5) days of the Revocation Date, equal to the sum of: (1) two and a half (2.5) times the sum of (i) Executive's then current Annual Base Salary (or if greater, the Executive's Annual Base Salary in effect immediately prior to the Change in Control), plus
      (ii) the cash value of Executive's target annual incentive compensation for the year in which the Date of Termination occurs (the "Annual Bonus"), plus (2) the Accrued Obligations, provided that any accrued but unpaid annual incentive payments for previous years shall be determined based upon actual Company results and not reduced for individual performance, plus (3) the product of (x) the Annual Bonus and (y) a


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      fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, plus (4) an amount equal to the total value of two and a half (2.5) years of matching contributions made by the Company on behalf of Executive under the Company's tax qualified defined contribution plan (and under any non-qualified defined contribution plan providing matching contributions) at a matching level equal to the level of participation of the Executive prior to the Date of Termination, plus any Company matching contributions under such plans forfeited as of the Date of Termination;

      (ii) the Company shall continue to provide the Executive and his eligible dependents, for a period of two and a half (2.5) years following the Date of Termination, with medical, dental, vision, life insurance and accidental death and dismemberment insurance, in a manner and timing consistent with the benefit and welfare plans, policies and programs, executive services, perquisites and insurance plans or programs in which the Executive participates in effect immediately prior to the time of the Change in Control of the Company (or any successor benefit and welfare plans, policies and programs, executive services, perquisites and insurance plans or programs, to the extent more favorable to the Executive) and such benefits, and costs to the Executive of such coverage, shall be no less favorable to the Executive than as in effect as of the Change in Control of the Company and shall not be affected by any subsequent employment of the Executive. As of the Date of Termination, Executive shall be fully vested in any account balance, matching and all other benefits under any non-qualified defined contribution plans. Following the end of the two and a half (2.5) year period during which medical benefits are provided, the Executive shall be eligible for continued health coverage under "COBRA" as if the Executive's employment with the Company had terminated as of the end of such period. In the event the Executive is ineligible, for whatever reason, to continue to be so covered with respect to any of the above-referenced plans or programs, the Company shall provide substantially the cash value of purchasing essentially equivalent coverage through other sources;

      (iii) the Executive shall be entitled to receive all benefits set forth under the terms and conditions of the Fisher Scientific International Inc. Executive Retirement and Savings Program (the "Retirement and Savings Program"). For purposes of calculating the Executive's age and years of service for determining eligibility and level of benefits (but not the time of commencement of benefits) of the Executive under the Retirement and Savings Program and the Company's retiree medical and life insurance benefits, the Executive shall be considered to have remained employed until two and a half (2.5) years after the Date of Termination and to have retired on the last day of such period. An Executive's annual earnings under the Retirement and Savings Program shall include all annual incentive bonuses and be calculated as if the Executive remained an employee for two and a half (2.5)


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      additional years at the level of the Executive's Annual Base Salary and
      Annual Bonus;

      (iv) notwithstanding anything to the contrary contained in any other agreement, with respect to all equity awards held by the Executive on the Date of Termination, all rights that have not previously vested relating to all stock options, restricted stock units and restricted stock awards shall immediately vest and all restrictions shall be waived, the Executive shall be entitled to payment of any restricted stock units and the Executive shall have the full term of the options to exercise all outstanding options; provided, however, that upon acceleration of vesting, any stock options granted prior to the Effective Date of this Agreement shall remain exercisable for the period of time as set forth under the plan or agreement pursuant to which such stock option was granted;

      (v) to the extent the Date of Termination is after the Company's fiscal year end, but before the determination of a Long Term Incentive Plan payout (or equivalent replacement plan), the Executive shall at the same time as previously scheduled, receive the full target Long Term Incentive Plan (or equivalent replacement plan) award to which he is then entitled based upon the results for the prior fiscal year. In addition, the Executive shall receive a lump sum payment within five (5) days following the Revocation Date, equal to the full target of the Long Term Incentive Plan award for the year of termination (if the Long Term Incentive Plan program is in place) or if the Long Term Incentive Plan program is not in place, the full target value of an equivalent replacement plan value (which shall be no less than the Executive's full Long Term Incentive Plan's target value for the year prior to the year of the Change in Control). In the event the equity to be issued under the Long Term Incentive Plan program no longer exists at the Date of Termination, the Executive's stock options shall be converted as provided for all other outstanding vested options held by option holders of the Company that existed prior to the Change in Control and the restricted stock units and restricted stock shall be converted as provided for other vested shares of the Company that existed prior to the Change in Control. For all equity awards granted under this Paragraph after the Effective Date, all rights that have not previously vested relating to all stock options, restricted stock units and restricted stock awards shall immediately vest and all restrictions shall be waived and the Executive shall have the full term of the options to exercise all outstanding options;

      (vi) to the extent accrued but not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.


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      (e) In the event that any payment(s), benefit(s) or other entitlement(s)
received or to be received by the Executive in connection with a Change in Control of the Company as defined in Paragraph 6(a) or it is determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement but determined without regard to any additional payments required under this Paragraph 6(e) (a "Payment")), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any comparable federal, state or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Payment and on the Gross-Up Payment, the Executive shall retain an amount equal to the Payment minus all applicable taxes other than the Excise Tax on the Payment; provided, however, that the Executive will be entitled to receive a Gross-Up Payment only if the amount of a parachute payment as defined in Section 280G(b)(2) of the Code exceeds the sum of (A) $50,000, plus (B) 2.99 times the Executive's base amount as defined in Section 280G(b)(3) of the Code, and provided further, that if the Executive is not entitled to receive a Gross-Up Payment, the Executive will receive the greatest amount of total Payments that would not include any excess parachute payments as defined in Section 280G(b)(1) of the Code. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on any Payment and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, and shall be liable for any loss of tax deduction caused by the Gross-Up Payment.

      (f) All determinations required to be made under Paragraph 6(e), including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by any nationally recognized accounting firm, which firm must be acceptable to the Executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days after notice is given by the Executive to the Company that there has been a Payment, or such earlier time as is requested by the Company. Within five (5) business days after said notice is given to the Company, the Company shall instruct the Accounting Firm to timely provide the data required by this Paragraph 6 to the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to this Paragraph 6, shall be paid by the Company to the Internal Revenue Service and/or other appropriate taxing authority on the Executive's behalf within five
(5) days after receipt of the Accounting Firm's determination. The Accounting Firm shall make all determinations under the tax standard of "more likely than not." The Accounting Firm shall furnish the Executive with a written opinion that failure to disclose or report the


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Excise Tax on the Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in the absence of material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payment will not have been made by the Company that should have been made ("Underpayment") or that the Gross-Up Payment was made that should not have been made ("Overpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Executive hereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Internal Revenue Service or other appropriate taxing authority on the Executive's behalf or, if such Underpayment has been previously paid by the Executive, to the Executive. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be due and payable within ninety (90) days after written demand to the Executive by the Company; provided, however that the Executive shall have no duty or obligation whatsoever to repay said amount unless the Executive's receipt of the Overpayment, or any portion thereof, is includible in the Executive's income and the Executive's repayment of same is not deductible by the Executive for federal and state income tax purposes.

      (g) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or state or local taxing authority, that, if successful, would result in any Excise Tax or an Underpayment ("Claim"). Such notice shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of the Claim and shall apprise the Company of the nature of the Claim, the administrative or judicial appeal period, and the date on which any payment of the Claim must be paid. The Executive shall not pay any portion of the Claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any amount under the Claim is due). If the Company notifies the Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest the Claim, the Executive shall:

      (A) give the Company any information reasonably requested by the Company relating to the Claim;

      (B) take such action in connection with contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the Claim by an attorney selected by the Company who is reasonably acceptable to the Executive; and

      (C) cooperate with the Company in good faith in order to effectively contest the Claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties, attorneys' fees and costs) incurred in such contests and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of this Paragraph 6(g), except as provided below, the Company shall control all proceedings concerning such contest and, at its sole option, may pursue or forego any and all administrative appeal, proceedings, hearings and conferences with the taxing authority pertaining to the Claim. At the written request of the Company and upon payment to the Executive of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court ("Additional Sum"), the Executive shall pay same and sue for a refund. The Executive agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests the Executive to pay the Claim and sue for interest-free basis, the Company shall indemnify and hold the Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of the Executive which is the subject of the Claim shall be limited solely to the Claim. Furthermore, the Company's control of the contest shall be limited to issues for which a Gross-Up Payment would be payable hereunder. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (h) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 6(g), the Executive receives any refund of a Claim and/or any Additional Sum, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 6(g), a determination is made that the Executive shall not be entitled to any refund of the Claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund of a Claim prior to the expiration of thirty (30) days after such determination, then the portion of such advance attributable to a Claim shall be forgiven and shall not be required to be repaid. The amount of such advance attributable to a Claim shall offset, to the extent thereof, the amount of the Underpayment required to be paid by the Company to the Executive.

      (i) If, after the advance of an Additional Sum by the Company, there is a "Final Determination" (as defined below) made by the taxing authority that the Executive is not entitled to any refund of such Additional Sum, or any portion thereof, then such nonrefundable amount shall be repaid to the Company by the Executive within thirty (30) days after the Executive receives notice of such Final Determination. A "Final Determination" shall occur when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the time for contesting or appealing same has expired.

7. NON-EXCLUSIVITY OF RIGHTS.

Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. FULL SETTLEMENT.

The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or its affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan, program or policy of the Company.

9. CONFIDENTIAL INFORMATION; NONCOMPETITION.

      (a) Noncompetition. In consideration of the benefits described herein, the Executive shall, contemporaneous with his execution of this Agreement, execute the Agreement Relating to Confidential Information, Intellectual Property and Additional Terms set forth on Exhibit A hereto and the Executive agrees to the modification of the eighteen
(18) month terms set forth in the Paragraphs 1, 4, 5, 6 and 7 of Exhibit A to two (2) years after Executive's Date of Termination. This Agreement shall not be effective unless and until execution of the agreement attached as Exhibit A has occurred.

      (b) Injunctive Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the provisions of this Paragraph 9 and Exhibit A, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that in the case of breach, or alleged breach, of such provisions, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

10. SUCCESSORS.

      (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in Paragraphs 3, 4, 5, 6, 7, 8, 9 and 10 hereof shall in addition include such corporation. In such event, the Company agrees that it shall pay or shall cause such corporation to pay any amounts owed to the Executive pursuant to this Agreement.

      (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

11. INDEMNIFICATION.

Both during the Employment Period and after termination of the Executive's employment for any reason, the Company, or any subsidiary or successor of the Company of which the Executive is an officer or member of the board of directors, shall indemnify the Executive to the fullest extent required or permitted by its Articles of Incorporation, bylaws and applicable law and to the same extent as any indemnification agreement provided to the board of directors of the Company.

12. MISCELLANEOUS.

      (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement which specifically references this Agreement and is executed by the parties hereto or their respective successors and legal representatives.

      (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:

      Kevin P. Clark
      66 High Ridge Road
      Boxford, MA 01921

IF TO THE COMPANY:

      Attention: General Counsel
      Fisher Scientific International Inc.
      Liberty Lane
      Hampton, NH 03842

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      (d) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (e) Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason as defined under Paragraphs 4(c) and 6(b), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      (f) Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code in such a way that the Executive will not be subject to taxation in advance of the related distribution, excise taxes or underpayments, penalties as a result of the timing or form of the payments to the Executive. Notwithstanding anything to the contrary contained herein, if the Executive is a Specified Employee (as defined in Section 409A of the Code) at the time he would otherwise be entitled to receive any specific payment hereunder, no distributions shall be made with respect to that specific payment until the earliest date permitted by Section 409A(a)(2) of the Code. All other payments which do not result in any additional payments, liability or penalties shall be made as specified. To the extent any payment is delayed, interest will accrue at the rate of the United States five-year Treasury rate plus 2 percent on such delayed payment and be paid to the Executive at the same time as the delayed payment is made.

13. ARBITRATION OF DISPUTES.

Any controversy or claim arising between the Executive and the Company including, without limitation, any claims, demands or causes of action alleging wrongful discharge; unlawful discrimination based on sex, age, race, national origin, disability, religion or other unlawful basis; breach of contract; or any claims seeking damages under any federal, state or local law, rule, regulation or common law theory; but excluding any claims by the Executive for worker's compensation or unemployment compensation, and excluding any claims by the Company for injunctive relief (for instance, for breach of confidentiality, breach of a covenant not to compete, violation of trade secrets, or unfair competition), shall be resolved by final and binding arbitration. The Executive voluntarily waives any right to submit claims to a judge or jury in either state or federal court. The arbitration shall be held in Hampton, New Hampshire, or elsewhere by mutual agreement. The selection of the arbitrator and procedure shall be governed by the Employment Arbitration Rules of the American Arbitration Association, as amended. The arbitrator shall be a lawyer with expertise in negotiating and drafting executive agreements on behalf of both executives and public corporations. The arbitrator shall apply the applicable substantive law to any claim; for any state law claim or damages issues, the law of New Hampshire shall govern. Upon the Executive's request, a copy of the above referenced Employment Arbitraton Rules of the American Arbitration Association, as amended, will be provided to the Executive. Any court having jurisdiction may enter judgment upon an award rendered by arbitration. The Company and the Executive agree that in the event the Executive is the prevailing party in any arbitration, the Executive shall be awarded his reasonable attorney's fees and costs to the extent provided by law. The Company will pay the cost normally associated with the arbitration, including the arbitrator's fee and any fee for a hearing facility. Notwithstanding anything contained in this paragraph, the Company shall be free to pursue injunctive relief against the Executive for violation of this Paragraph 13 of this Agreement and/or Exhibit A.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Compensation Committee of the Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Fisher Scientific International Inc.      Executive



By: /s/ Paul M. Meister                   /s/ Kevin P. Clark
   --------------------------------       ----------------------------------
   Paul M. Meister                        Kevin P. Clark


Exhibit A:  Agreement relating to Confidential Information, Intellectual
            Property and Additional Terms.


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